Exhibit (b)(2)

PERSONAL AND CONFIDENTIAL

September 8, 2017

Merrill Lynch, Pierce, Fenner & Smith Incorporated

One Bryant Park

New York, New York 10036

Attention:  Peter C. Hall

Bank of America, N.A.

One Bryant Park

New York, New York 10036

Attention:  Joseph Corah

Wells Fargo Securities, LLC

550 S. Tryon Street

Charlotte, North Carolina 28202

Attention:  Shaun Dreyer

Wells Fargo Bank, National Association

301 S. College Street

Charlotte, North Carolina 28202

Attention:  Kirk Tesch

Gilead Sciences, Inc.

333 Lakeside Drive

Foster City, CA  94404

Attention:  Robin Washington

Project Dodgers

Joinder Agreement

Ladies and Gentlemen:

Reference is made to the Cash Bridge Facility Commitment Letter in the form attached hereto as Exhibit A (together with all exhibits, schedules and annexes thereto, the “Commitment Letter”) between Merrill Lynch, Pierce, Fenner & Smith Incorporated (“MLPFS”), Bank of America, N.A. (“Bank of America”), Wells Fargo Securities, LLC (“Wells Fargo Securities”), Wells Fargo Bank, National Association (“Wells Fargo” and together with Bank of America, the “Original Commitment Parties” and, together with MLPFS and Wells Fargo Securities, “we” or “us”) and Gilead Sciences, Inc., a Delaware corporation (“Gilead”).  Unless otherwise defined herein, capitalized terms used herein have the meanings assigned to them in the Commitment Letter.

This joinder agreement to the Commitment Letter (this “Joinder Agreement”) sets forth the understanding of the parties hereto regarding the participation of each party identified on the signature pages hereof as an “Additional Commitment Party” (collectively, the “Additional Commitment Parties” and together with Bank of America and Wells Fargo, the “Commitment Parties”) in the financing of the Cash Bridge Facility.

Each Additional Commitment Party hereby commits to provide to Gilead, on a several but not joint basis, in each case, except as expressly set forth herein, on the same terms and conditions as are applicable to the Original Commitment Parties’ commitments in respect of the Cash Bridge Facility under the attached Commitment Letter (each such commitment of a Commitment Party, its “Commitment,” and, collectively, the “Commitments”), the principal amount of the Cash Bridge Facility set forth opposite such Commitment Party’s name on Schedule I attached hereto.  For the avoidance of doubt, the commitments of Bank of America and Wells Fargo with respect to the Cash Bridge Facility shall be reduced on a dollar-for-dollar basis by the aggregate amount of the Commitments of each Additional Commitment Party upon execution of this Joinder Agreement by each of the parties hereto, such that, as of the date of this Joinder Agreement, the Commitment of each Commitment Party is as set forth on Schedule I.  In the event that the aggregate commitments in respect of the Cash Bridge Facility under the Commitment Letter are reduced in accordance with the terms described in the Term Sheet under the caption “Mandatory Prepayments and Commitment Reductions”, the commitments of each Commitment Party with respect to the Cash Bridge Facility shall be reduced on a pro rata basis.

Each Additional Commitment Party shall be deemed to be bound by the Commitment Letter as a “Commitment Party” in accordance with, and to the extent set forth in, this Joinder Agreement and, except as expressly set forth herein, shall have all the rights and obligations with respect to its Commitment, to the same extent as the same are applicable to each of Bank of America and Wells Fargo in its capacity as a Commitment Party.  Each Additional Commitment Party hereby agrees that (i) the syndication of the Cash Bridge Facility shall be managed by the Arrangers until the date that is thirty (30) days after the date the Tender Offer is consummated and (ii) its Commitment shall not be syndicated prior to such date.  Each Original Commitment Party hereby agrees that prior to such date it will not make an assignment of its Commitment that would result in its Commitment being less than the Commitment of any Additional Commitment Party, as set forth on Schedule I attached hereto.  Further, each Additional Commitment Party and each Original Commitment Party acknowledges that (i) it has reviewed and is satisfied with the copy of the Cash Bridge Facility Documentation posted on IntraLinks on September 7, 2017 and (ii) the execution and delivery of such documentation by Gilead would satisfy the condition set forth in clause (a) of Section 5 of the Commitment Letter.

For the avoidance of doubt, notwithstanding that the Additional Commitment Parties are agreeing to be bound by the Commitment Letter as set forth herein, each Additional Commitment Party agrees that it shall have no rights or benefits with respect to, (a) roles or titles assigned to Bank of America, MLPFS, Wells Fargo Securities and Wells Fargo with respect to the Cash Bridge Facility set forth in the Commitment Letter, (b) the provisions of the Commitment Letter applicable to the Arrangers and the Administrative Agent in their capacities as such (including, without limitation, Sections 2 and 3 of the Commitment Letter, the provisions related to reimbursement of Expenses set forth in Section 4 of the Commitment Letter, and any provision of the Commitment Letter with respect to any condition to the Cash Bridge Facility which is subject solely to the satisfaction or waiver of either the Arrangers or the Administrative Agent) and (c) any provisions of any fee letter entered into in connection with the Cash Bridge Facility (other than any fee letter to which such Additional Commitment Party is a party).

This Joinder Agreement may not be assigned by (i) Gilead without the prior written consent of each Commitment Party or (ii) any Additional Commitment Party without the prior written consent of each of Gilead and the Arrangers (and, in each case, any purported assignment without such consent will be null and void), is intended to be solely for the benefit of the parties hereto and is not intended to confer any

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benefits upon, or create any rights in favor of, any person (including your equity holders, employees or creditors) other than the parties hereto (and any Indemnified Person).  Notwithstanding the foregoing, each Additional Commitment Party may assign its Commitment and agreements hereunder, in whole or in part, to any of its affiliates (provided that any such assignment to an affiliate shall not relieve such Additional Commitment Party of its obligations to fund such assigned portion of its Commitment hereunder unless such assignment was approved by Gilead).  The parties hereby agree that MLPFS may, without notice to Gilead or any other Commitment Party, assign its rights and obligations under this Commitment Letter to any other registered broker dealer wholly-owned by Bank of America Corporation to which all or substantially all of Bank of America Corporation’s or any of its subsidiaries’ investment banking, commercial lending services or related businesses may be transferred following the date of this Joinder Agreement.  Notwithstanding anything to the contrary herein, Goldman Sachs Bank USA may, without notice to Gilead or any other Commitment Party, assign its commitment, rights and obligations hereunder to Goldman Sachs Lending Partners LLC and such assignment shall relieve Goldman Sachs Bank USA of its commitment hereunder.

This Joinder Agreement may not be amended or any term or provision hereof waived or modified except by an instrument in writing signed by each of the parties hereto; provided that, notwithstanding the foregoing, this Joinder Agreement may be amended with only the consent of the Arrangers and Gilead in order to add Additional Commitment Parties and accordingly reduce the commitments of the existing Commitment Parties hereunder.  Each of Gilead and the Arrangers hereby agree that no amendment, waiver, supplement or other modification to the Commitment Letter that is adverse to any Additional Commitment Party shall be entered into unless the parties thereto and each Additional Commitment Party shall have consented thereto in writing.

Each Additional Commitment Party hereby notifies you that pursuant to the requirements of the USA PATRIOT Act, Title III of Pub. L. 107-56 (signed into law October 26, 2001) (the “Act”), each of them is required to obtain, verify and record information that identifies you, which information includes your name and address and other information that will allow each Additional Commitment Party to identify you in accordance with the Act.

This Joinder Agreement may be executed in multiple counterparts and by different parties hereto in separate counterparts, all of which, taken together, shall constitute an original.  Delivery of an executed counterpart of a signature page to this Joinder Agreement by telecopier, facsimile or other electronic transmission (e.g., a “pdf” or “tiff”) shall be effective as delivery of a manually executed counterpart thereof.

This Joinder Agreement (including, for the avoidance of doubt, all of the terms of the Commitment Letter incorporated by reference herein) is the only agreement that has been entered into among Gilead and each Additional Commitment Party with respect to the Cash Bridge Facility and sets forth the entire understanding of the parties with respect thereto.  No individual has been authorized by any Additional Commitment Party or any of its respective affiliates to make any oral or written statements that are inconsistent with this Joinder Agreement.  Following the execution and delivery of this Joinder Agreement by each of the parties hereto, the Commitment Letter and this Joinder Agreement shall be construed as a single instrument to the extent necessary to give effect to the provisions hereof.  Notwithstanding any provision hereof or of the Commitment Letter, each party hereto hereby agrees that all obligations of each Commitment Party, whether pursuant hereto or pursuant to the Commitment Letter, shall be several and not joint obligations.

ANY RIGHT TO TRIAL BY JURY WITH RESPECT TO ANY ACTION, SUIT, PROCEEDING OR CLAIM ARISING IN CONNECTION WITH OR AS A RESULT OF ANY MATTER

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REFERRED TO IN THIS JOINDER AGREEMENT IS HEREBY IRREVOCABLY WAIVED BY THE PARTIES HERETO.  THIS JOINDER AGREEMENT WILL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF NEW YORK.  Each of the parties hereto hereby irrevocably (i) submits, for itself and its property, to the exclusive jurisdiction of (a) the courts in the State of New York sitting in the Borough of Manhattan, and (b) the United States District Court for the Southern District of New York and any appellate court from any such court, in any action, suit, proceeding or claim arising out of or relating to this Joinder Agreement or the performance of services contemplated hereunder, or for recognition or enforcement of any judgment, and agrees that all claims in respect of any such action, suit, proceeding or claim may be heard and determined in such New York State court or such Federal court, (ii) waives, to the fullest extent permitted by law, any objection that it may now or hereafter have to the laying of venue of any action, suit, proceeding or claim arising out of or relating to this Joinder Agreement or the performance of services contemplated hereunder in any such New York State or Federal court and (iii) waives, to the fullest extent permitted by law, the defense of an inconvenient forum to the maintenance of any such action, suit, proceeding or claim in any such court.  Each of the parties hereto agrees to commence any such action, suit, proceeding or claim either in the United States District Court for the Southern District of New York or in the courts in the State of New York sitting in the Borough of Manhattan.

This Joinder Agreement (including, for the avoidance of doubt, all of the terms of the Commitment Letter incorporated by reference herein) and the other terms and conditions contained herein shall be subject to (i) the same confidentiality provisions applicable to the Commitment Letter as provided in Section 6 of the Commitment Letter, and (ii) the same indemnification provisions applicable to the Commitment Letter (and each Additional Commitment Party and each Additional Commitment Party’s affiliates and their respective officers, directors, employees, agents, advisors and other representatives shall be deemed to be an “Indemnified Party” for all purposes thereunder) as provided in Section 4 of the Commitment Letter.

Each Additional Commitment Party acknowledges that it has, independently and without any reliance upon any Arranger or any of its affiliates, or any of their respective officers, directors, employees, agents, advisors or representatives, and based on the financial statements of Gilead, the Company and their respective subsidiaries and such other documents as it has deemed appropriate, made its own credit analysis and decision to enter into this Joinder Agreement and to provide its Commitment.

In connection with all aspects of each transaction contemplated by this Joinder Agreement, you acknowledge and agree, and acknowledge your affiliates’ understanding, that: (i) the Cash Bridge Facility and any related arranging or other services described in this Joinder Agreement and the Commitment Letter is an arm’s-length commercial transaction between you and your affiliates, on the one hand, and the Additional Commitment Parties, on the other hand, (ii) the Additional Commitment Parties have not provided any legal, accounting, regulatory or tax advice with respect to any of the transactions contemplated hereby and you have consulted your own legal, accounting, regulatory and tax advisors to the extent you have deemed appropriate, (iii) you are capable of evaluating, and understand and accept, the terms, risks and conditions of the transactions contemplated hereby, (iv) in connection with each transaction contemplated hereby and the process leading to such transaction, each of the Additional Commitment Parties has been, is, and will be acting solely as a principal and has not been, is not, and will not be acting as an advisor, agent or fiduciary, for you or any of your affiliates, stockholders, creditors or employees or any other party, (v) the Additional Commitment Parties have not assumed and will not assume an advisory, agency or fiduciary responsibility in your or your affiliates’ favor with respect to any of the transactions contemplated hereby or the process leading thereto (irrespective of whether any of the Additional Commitment Parties has advised or is currently advising you or your affiliates on other matters) and the Additional Commitment Parties have no obligation to you or your affiliates with respect

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to the transactions contemplated hereby except those obligations expressly set forth in this Joinder Agreement (including obligations set forth in the Commitment Letter that are incorporated herein) and (vi) the Additional Commitment Parties and their respective affiliates may be engaged in a broad range of transactions that involve interests that differ from yours and those of your affiliates, and the Additional Commitment Parties have no obligation to disclose any of such interests to you or your affiliates.  To the fullest extent permitted by law, you hereby waive and release any claims that you may have against the Additional Commitment Parties with respect to any breach or alleged breach of agency or fiduciary duty in connection with any aspect of any transaction contemplated by this Joinder Agreement.

The compensation, reimbursement, indemnification, confidentiality, absence of fiduciary duty, jurisdiction, venue and governing law provisions contained herein or incorporated herein by reference to the Commitment Letter will survive any termination or completion of the arrangements contemplated by this Joinder Agreement, the Commitment Letter or each Commitment Party’s Commitment, including without limitation whether or not the Cash Bridge Facility Documentation is executed and delivered and whether or not the Cash Bridge Facility is made available or any loans under the Cash Bridge Facility are disbursed; provided that the compensation, reimbursement and indemnification provisions shall be replaced and superseded by the relevant provisions in the Cash Bridge Facility Documentation upon execution of such documentation.

Please indicate your acceptance of the terms set forth in this Joinder Agreement by returning to us an executed counterpart hereof by no later than 5:00 p.m. (New York City time) on September 8, 2017, whereupon the undertakings of each Additional Commitment Party and its agreement to provide the services described herein shall become effective to the extent and in the manner provided hereby.  Except as otherwise provided herein, the Commitments of each Additional Commitment Party and its agreement to provide the services described herein will terminate upon notification by the Arrangers and Gilead to the Additional Commitment Parties that the Commitment Letter has terminated in accordance with its terms.

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If the foregoing correctly sets forth our agreement, please indicate your acceptance of the terms hereof by returning to us an executed counterpart hereof.

Very truly yours,

Barclays Bank PLC, as an Additional Commitment Party

By:	/s/ Craig J. Malloy
	Name:	Craig J. Malloy
	Title:	Director

JPMORGAN CHASE BANK, N.A., as an Additional Commitment Party

By:	/s/ Vanessa Chiu
	Name:	Vanessa Chiu
	Title:	Executive Director

MORGAN STANLEY BANK, N.A., as an Additional Commitment Party

By:	/s/ Anjelica Kelly
	Name:	Anjelica Kelly
	Title:	Authorized Signatory

THE BANK OF TOKYO-MITSUBISHI UFJ, LTD., as an Additional Commitment Party

By:	/s/ Brian McNany
	Name:	Brian McNany
	Title:	Director

HSBC Bank USA, N.A., as an Additional Commitment Party

By:	/s/ Thomas T. Hou
	Name:	Thomas T. Hou
	Title:	Managing Director

Mizuho Bank, Ltd., as an Additional Commitment Party

By:	/s/ Bertram H. Tang
	Name:	Bertram H. Tang
	Title:	Authorized Signatory

Sumimoto Mitsui Banking Corporation, as an Additional Commitment Party

By:	/s/ Shuichiro Yamane
	Name:	Shuichiro Yamane
	Title:	Managing Director

GOLDMAN SACHS BANK USA, as an Additional Commitment Party

By:	/s/ Annie Carr
	Name:	Annie Carr
	Title:	Authorized Signatory

Citibank N.A., as an Additional Commitment Party

By:	/s/ Marni McManus
	Name:	Marni McManus
	Title:	Vice President

Royal Bank of Canada, as an Additional Commitment Party

By:	/s/ Kevin Bemben
	Name:	Kevin Bemben
	Title:	Authorized Signatory

U.S. Bank National Association, as an Additional Commitment Party

By:	/s/ David C. Mruk
	Name:	David C. Mruk
	Title:	SVP

ACCEPTED AND AGREED TO AS OF THE DATE FIRST WRITTEN ABOVE:

MERRIL LYNCH, PIERCE, FENNER & SMITH INCORPORATED

By:	/s/ Matthew Walters
	Name:	Matthew Walters
	Title:	Director

BANK OF AMERICA, N.A.

By:	/s/ Joseph L. Corah
	Name:	Joseph L. Corah
	Title:	Director

WELLS FARGO SECURITIES, LLC

By:	/s/ Corey Clamp
	Name:	Corey Clamp
	Title:	Vice President

WELLS FARGO BANK, NATIONAL ASSOCIATION

By:	/s/ Kirk Tesch
	Name:	Kirk Tesch
	Title:	Managing Director

GILEAD SCIENCES, INC.

By:	/s/ Brad Vollmer
	Name:	Brad Vollmer
	Title:	Vice President, Treasury

Schedule I

Commitments

Commitment Party	Commitment
Bank of America, N.A.	$1,350,000,000
Wells Fargo Bank, National Association	$1,350,000,000
Barclays Bank PLC	$900,000,000
JPMorgan Chase Bank, N.A.	$900,000,000
Morgan Stanley Senior Funding, Inc.	$900,000,000
The Bank of Tokyo-Mitsubishi UFJ, Ltd.	$450,000,000
HSBC Bank USA, N.A.	$450,000,000
Mizuho Bank (USA)	$450,000,000
Sumitomo Mitsui Banking Corporation	$450,000,000
Goldman Sachs Bank USA	$450,000,000
Citibank, N.A.	$450,000,000
Royal Bank of Canada	$450,000,000
U.S. Bank National Association	$450,000,000
Total	$9,000,000,000

Exhibit A

Attached.